EXHIBIT 99.1

Houston Wire & Cable Company Elects Michael T. Campbell to Board of Directors

HOUSTON, May 8, 2008 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC), a leading distributor of specialty wire and cable throughout the United States, today announced the election of Michael T. Campbell to its Board of Directors. He replaces Robert L. Hogan, who retired from the Board at the Company's Annual Shareholder meeting.

"Rob has served on our Board since 2004 and we appreciate his insight and guidance," said Charles A. Sorrentino, President and CEO of Houston Wire & Cable Company.

Michael Campbell is a member of the Board of Advisors of Lee Truck Equipment, Inc. He performed project work as a financial and accounting consultant both individually and with Resources Connection from January 2003 to December 2005. He was an accounting and audit partner with Deloitte & Touche prior to his retirement in June 2001. Mr. Campbell is a Certified Public Accountant and holds an M.B.A. degree from the University of Michigan and a B.S. degree from the United States Military Academy.

"We are pleased to welcome Mike to our Board of Directors. His broad business experience will add depth and leadership to our Board," commented Sorrentino.

About the Company

With more than 30 years of experience in the electrical industry, HWCC is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard, a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized Internet-based ordering capabilities and 24/7/365 service. For more information, visit the website at www.houwire.com.

The Houston Wire & Cable Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2807

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713.609.2110
          Fax: 713.609.2168
          hnovosad@houwire.com